Exhibit 99.1

SBT Bancorp Announces Retirement Plans of CFO

SIMSBURY, Conn.--(BUSINESS WIRE)--May 1, 2013--SBT Bancorp, Inc., (OTCBB: SBTB), the holding company for The Simsbury Bank & Trust Company, announced today that Executive Vice President and Chief Financial Officer, Anthony F. Bisceglio, 65, has informed the company of his plans to retire in 2014. Mr. Bisceglio will remain with the company through March 31, 2014 and be available to the company for an extended period thereafter to ensure a seamless transition to his successor.

“Tony has been SBT Bancorp’s CFO during one of the most challenging times for our industry,” stated SBT Bancorp President and CEO, Martin J. Geitz. “He has had a distinguished banking career and has played a vital role in the growth and success of Simsbury Bank and SBT Bancorp. We thank him for all he has done and wish him well in his retirement. The timing of his leaving the company will allow for a smooth transition to a new CFO.”

Simsbury Bank is an independent, publicly owned community bank for consumers and businesses. The Bank is based in Central Connecticut’s Farmington Valley and serves customers locally through branches in Avon, Bloomfield, Granby and Simsbury and regionally through mortgage and commercial bankers active throughout Southern New England. Simsbury Bank’s parent company is SBT Bancorp, Inc. whose stock is traded under the ticker symbol OTCBB: SBTB. Simsbury Bank customers enjoy online banking and mortgage services at, respectively, www.simsburybank.com and www.simsburybank.com/mortgages. Bank customers have free ATM access at thousands of machines across the country through the SUM program. The Bank offers financial planning, investment and insurance products through LPL Financial and its affiliates, member FINRA/SIPC.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

CONTACT:
SBT Bancorp, Inc.
Martin Geitz, 860-651-2088
President & CEO
mgeitz@simsburybank.com